Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
CALLON PETROLEUM COMPANY

The undersigned, Michol L. Ecklund, Corporate Secretary of Callon Petroleum Company (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
FIRST: The name of the Corporation is Callon Petroleum Company.
SECOND: This Amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) was duly adopted in accordance with the provisions of Section 242 of the DGCL. The Board of Directors has duly adopted resolutions setting forth and declaring advisable this Amendment, and the holders of a majority of the outstanding stock of the Corporation entitled to vote at the meeting of the stockholders called and held upon notice in accordance with Section 222 of the DGCL for the purpose of voting on the Amendment have voted in favor of this Amendment.
THIRD: Upon the filing and effectiveness (the “Effective Time”) of this Amendment pursuant to the DGCL, the Certificate is hereby amended by amending and restating the first sentence of Article Four to be and read as follows:
The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be 52,500,000 shares of Common Stock, par value $0.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share.
FOURTH: Upon the Effective Time, each 10 shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) issued and outstanding at the Effective Time shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock, in an amount equal to the proceeds attributable to the sale of such fractional interest following the aggregation and sale at the then-prevailing prices on the open market by the Company’s transfer agent of all fractional shares otherwise issuable. Each certificate that prior to such combination represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.
FIFTH: This Amendment shall become effective as of August 7, 2020 at 4:01p.m. EDT.
IN WITNESS WHEREOF, the undersigned has executed this amendment on behalf of the Corporation and has attested such execution and does verify and affirm, under penalty of perjury, that this amendment is the act and deed of the Corporation and that the facts stated herein are true as of this 7th day of August 2020.

CALLON PETROLEUM COMPANY

By:	/s/ Michol L. Ecklund
Michol L. Ecklund, Corporate Secretary